Exhibit 99.1

NXT Nutritionals Holdings, Inc.
56 Jackson Street
Holyoke, MA 01040

August 27, 2010

Dear Shareholders:

As NXT Nutritionals Holdings, Inc. steps into the second half of 2010, we are encouraged by our hard work and progress and we look forward to all the opportunities and advancements that we anticipate the remaining months of 2010 will bring to our Company. We are thankful for the strong support from each of our shareholders and look forward to your continuing confidence in us.

With your support, we have gained significant traction in the growth of our Company:

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Manufacturing Cost: We have pursued a strategy to decrease the cost of manufacturing our SUSTA™ Natural Sweetener.  As a result, we anticipate that we will be able to retail SUSTA at almost 30% lower than our current retail price without negatively impacting our margin. SUSTA will be significantly more price-competitive, resulting in increased sales and market share.

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Retail Store Growth: In February 2010, SUSTA was sold in over 1,500 retail locations.  Today, we are approved in nearly 4,700 stores across the country, including the recent addition of grocery chains Publix, Food Lion, Ralph’s, Meijer, Winn-Dixie, and Spartan supermarkets. This represents over a 300% increase over a 9-month period. In addition, based on our most recent efforts, we anticipate expanding our distribution of SUSTA by year-end to 12,000 retail locations.  This will also include the distribution and sale of our new product, “SUSTA Bowl Natural Sweetener,” which was developed for baking.

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Healthy Dairy® Channel Shift: We have pursued a strategy to market and sell our Healthy Dairy Yogurt Smoothies into the food service and hospitality channels, including hotel chains, airports and airlines, and restaurant chains. With our recent announcement of our relationship with national distributor, Burry Foods, we anticipate significant and rapid growth of our brands.

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Marketing and Brand Awareness: We continue to invest in marketing and building brand awareness of SUSTA. Our public relations efforts over the last several months have brought media coverage in news articles, magazines, internet sites and bloggers with outstanding reviews of our SUSTA product. In addition, as we have previously communicated, we are working with our spokespeople to increase brand awareness through various appearances on popular daytime talk shows this fall. With Blair Underwood's popularity in light of the new TV show "The Event," we look forward to his lineup of interviews on major talk shows in the coming months.

We are excited about our Company and our products.  We believe that we have the strategies, focus and resources to significantly increase sales and profitability.  The market potential for a great tasting, all-natural sweetener that is healthy is significant.  We believe that SUSTA is the best new product in the marketplace, and we believe it will gain awareness and wide-spread market acceptance through the actions outlined above.

We thank you for your strong support of NXT Nutritionals Holdings, Inc., and look forward to your continuing support in 2010 and many years to come!

Very truly yours,

NXT Nutritionals Holdings, Inc.

By:      /s/ Michael McCarthy
            Michael McCarthy
            President